EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION DECLARES CASH DIVIDEND AND
EXTENSION OF STOCK REPURCHASE PROGRAM

La Jolla, California (March 14, 2006) ---- ITLA Capital Corporation (NASDAQ - ITLA) announced that its Board of Directors has approved the declaration of a quarterly $.015 per share cash dividend and the eleventh extension of its stock repurchase program of up to an additional five percent of its outstanding shares.

The dividend is payable on April 11, 2006 to stockholders of record as of the close of business on March 28, 2006. This represents the first quarterly dividend paid by the Company since its initial public offering in 1995.

The Company has substantially completed the repurchase of shares authorized under the tenth extension, which the Company announced in March 2005. Under this program, management may acquire, at its discretion, shares of outstanding common stock of the Company through purchases on the open market or in privately negotiated transactions.

President and Chief Executive Officer George W. Haligowski stated that: "The declaration of a cash dividend and the extension of the stock repurchase program continues the effective use of our capital resources through a prudent capital management strategy. Despite competitive market conditions and a flattening yield curve, the Company's internal loan originations and acquisitions are forecasted to be approximately $300 million for the first quarter of 2006 which provides us the confidence to initiate these capital management strategies at this time. The Company's current excess capital position and future earnings should provide adequate resources to fund our continued growth expectations and our capital management strategy."

Repurchased shares may become treasury shares and will be utilized in the normal course of the Company's capital management activities, including the potential funding of employee benefit programs. From the inception of the Company's stock repurchase program in 1997 through December 31, 2005, 3,301,240 shares have been repurchased, returning approximately $89.7 million of capital to shareholders.

Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multifamily lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of non-performing assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 27 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For further information, please contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer of ITLA Capital Corporation, +1-858-551-0511.